EMPLOYMENT AGREEMENT

This Employment Agreement (the "**Agreement**") is made and entered into as of December __, 2019 by and between George V. Furlan (the "**Executive**") and Intelligent Buying, Inc., a California corporation (the "**Company**").

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive's employment hereunder shall be effective as of the date hereof (the "**Effective Date**") and shall continue until the third (3rd) anniversary thereof (the "**Term**"), unless terminated earlier pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "**Employment Term.**"

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Operating Officer of the Company, reporting to the Company's Chief Executive Officer (the "**CEO**"), and its board of directors (the "**Board**"). In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the CEO and/or by the Board, which duties, authority, and responsibilities are consistent with the Executive's position.

2.2 Duties. During the Employment Term, the Executive shall, on a full-time basis, (1) devote all of Executive's working time, attention, and energy, using commercially reasonable efforts, to perform his duties and provide his services under the Agreement; (2) faithfully and competently serve and further the interests of the Company in every lawful way, giving honest, diligent, loyal, and cooperative service to the Company; (3) discharge all such duties and perform all such services as aforesaid in a timely manner; and (4) comply with all lawful policies which from time to time may be in effect at the Company or that the Company adopts. Notwithstanding the foregoing, the Executive will be permitted to: (a) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization, (b) during non-working hours engage in activities in connection with the Post-Imperial menswear brand, and (c) purchase or own less than five percent (5%) of the publicly traded securities of any corporation, provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; *provided, however,* that the activities described in clauses (a) through (c) do not in any way interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3. Place of Performance. The principal place of Executive's employment shall be at the Company's principal executive office located in New York City, NY; provided that, the Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual base salary, in the amount specified below, in periodic installments in accordance with the Company's customary

payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive's base salary may not be decreased during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "**Base Salary.**" From the date hereof, until such time as the Company shall have closed on a financing round, subsequent to and separate from the Company's current initial seed financing round, with gross proceeds to the Company of no less than $3,000,000 (the "**Series A Financing Closing**"), Executive's Base Salary shall be $60,000. From the date of the Series A Financing Closing until the one (1) year anniversary of the Series A Financing Closing, Executive's Base Salary shall be $120,000. Following such time, for the remainder of the Employment Term, Executive's Base Salary shall be as mutually agreed by Executive and the Company, but in no event less than $120,000.

4.2 Annual Bonus.

(a) For each complete fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the "**Top Line Annual Bonus**") solely based upon, related only to and in connection with the gross revenue generated from and by the Company's Oeuvre luxury skin care product line (the "**Oeuvre Product Line Gross Revenue**"). For fiscal year 2020, the Top Line Annual Bonus shall be in an amount equal to five percent (5%) of the amount by which the Oeuvre Product Line Gross Revenue exceeds two million dollars ($2,000,000). For each subsequent fiscal year during the Employment Term, the Top Line Annual Bonus shall be in an amount equal to five percent (5%) of the amount by which the Oeuvre Product Line Gross Revenue for the applicable fiscal period exceeds a revised target amount, to be mutually agreed by the Executive and the Company. If the applicable threshold is not achieved during any fiscal year, then the Executive shall not receive a Top Line Annual Bonus for such fiscal year (but will remain eligible for the Annual Bonus for subsequent years).

(b) For each complete fiscal year of the Employment Term, the Executive shall be eligible to receive, in addition to the Top Line Annual Bonus an annual bonus (the "**Bottom Line Annual Bonus**" and, together with the Top Line Annual Bonus, the "**Annual Bonus**") solely based upon, related only to and in connection with the net profits generated from and by the Company's Oeuvre luxury skin care product line (the "**Oeuvre Product Line Net Profits**"), which net profits shall relate solely to such Oeuvre luxury skin care product line, and shall not include general corporate expenses such as, by way of example, legal, regulatory and corporate compliance expenses. For fiscal year 2020, the Bottom-Line Annual Bonus shall be in an amount equal to five percent (5%) of the amount by which the Oeuvre Product Line Net Revenue exceeds negative five hundred thousand dollars (($500,000)). For each subsequent fiscal year during the Employment Term, the Bottom Line Annual Bonus shall be in an amount equal to five percent (5%) of the amount by which the Oeuvre Product Line Net Revenue for the applicable fiscal period exceeds a revised target amount, to be mutually agreed by the Executive and the Company. If the applicable threshold is not achieved during any fiscal year, then the Executive shall not receive a Bottom-line Annual Bonus for such fiscal year (but will remain eligible for the Bottom Line Annual Bonus for subsequent years).

(c) For clarity, the Annual Bonuses contemplated in Sections 4.2(a) and (b) above are exclusively based upon, related to and in connection with revenue generated by and in connection with the Company's Oeuvre product line, and, accordingly, such Annual Bonuses shall not be based upon, related to or in connection with any other of the Company's product lines or businesses.

(d) The Annual Bonus, if any, shall be payable on the date that annual bonuses are paid to the Company's similarly situated executives.

(e) Except as otherwise provided in Section 5, in order to be eligible to receive an Top Line Annual Bonus or Bottom Line Annual Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal year.

(f) The Company and the Executive agree that additional bonuses shall be instituted, based on performance of any other in-house brands developed by the Company. Such bonuses shall be based on targets and measurement criteria as determined by the Board in its sole discretion. To the extent that the Company undertakes operations in Seattle, Washington, another additional bonus shall be instituted, which bonus shall be based on targets and measurement criteria as determined by the Board in its sole discretion.

4.3 Equity Purchase. Simultaneously with the execution hereof, the Executive is purchasing from the Company 718,403 shares of the Company's Common Stock for the purchase price, and subject to the terms and conditions specified in, an equity purchase agreement, of even date herewith, between the Executive and the Company (the "**Restricted Stock Purchase Agreement**"), which is attached hereto as **Exhibit A**.

4.4 Other Benefits. During the Employment Term, the Executive shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other benefit plans, if any, which the Company may from time to time make available to similar-level employees The Company reserves the right to amend or terminate any employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.

4.5 Vacation; Paid Time Off. During the Employment Term, the Executive will be entitled to two weeks per calendar year of paid vacation. The Executive shall receive other paid time off in accordance with the Company's policies for executive officers as such policies may exist from time to time.

4.6 Business Expenses. Subject to and in accordance with Company policy and applicable tax laws, during the Employment Term, the Executive shall be entitled to reimbursement for the ordinary and necessary business expenses (the "**Expenses**") incurred in connection with the Executive's performance of his obligations hereunder, which such ordinary and necessary business Expenses shall be substantiated and authorized by the Board prior to reimbursement; *provided, however,* that Executive must obtain prior written approval from the Board for any Expense in excess of $500.00. Any pre-approved in writing Expenses in excess of $500.00 shall be substantiated by the Board prior to reimbursement.

4.7 Indemnification.

(a) In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "**Proceeding**"), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the

fullest extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b) During the Employment Term and for a period of not less than twenty four (24) months thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

(c) Executive agrees to indemnify and hold the Company harmless from and against any and all claims, demands, actions, losses, liabilities, costs, damages and expenses (including reasonable attorneys' fees and court costs) which the Company suffers, sustains, or incurs as a result of, in connection with or arising out of Executive's material breach of any of the provisions of the Agreement, or the efforts of the Company to enforce the terms of the Agreement, including the restrictive covenants contained in the Agreement.

5. Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive's employment. On termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 For Cause or Without Good Reason.

(a) The Executive's employment hereunder may be terminated by the Company for Cause (as defined below) or by the Executive without Good Reason (as defined below). If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary which shall be paid on the Termination Date (as defined below) in accordance with the Company's customary payroll procedures;

(ii) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date;

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with Section 4.6 of this Agreement; and

(iv) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under any Company employee benefit plans in effect as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "**Accrued Amounts**".

(b) For purposes of this Agreement, "**Cause**" shall mean:

(i) the Executive's willful failure to materially perform Executive's duties (other than any such failure resulting from incapacity due to physical or mental illness); provided that no termination for such Cause shall occur unless the Executive: (1) has been provided with notice, specifying such willful failure in reasonable detail, and of the Company's intention to terminate the Executive for Cause; and (2) has failed to cure or correct such willful failure, in the Board's sole determination, within ten (10) days of receiving such notice;

(ii) the Executive's willful failure to materially comply with any valid and legal directive of the Board or the CEO; provided that no termination for such Cause shall occur unless the Executive: (1) has been provided with notice, specifying such willful failure in reasonable detail, and of the Company's intention to terminate the Executive for Cause; and (2) has failed to cure or correct such willful failure, in the Board's sole determination, within ten (10) days of receiving such notice;

(iii) the Executive engaged in gross misconduct, or gross incompetence which is materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (1) has been provided with notice, specifying such gross misconduct or gross incompetence in reasonable detail, and of the Company's intention to terminate the Executive for Cause; and (2) has failed to cure or correct such gross misconduct, in the Board's sole determination, within ten (10) days of receiving such notice;

(iv) the Executive willfully failed to comply in any material respect with the Employee Invention Assignment & Confidentiality Agreement, the Company's share dealing code, the Employee's non-competition agreement or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice of the Company's intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such willful failure, in the Board's sole determination, within ten (10) of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is unable to be remedied;

(v) the Executive's willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(vi) the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

(vii) the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive's ability to perform services for the Company, or results in material reputational or financial harm to the Company or its affiliates;

(viii) the Executive's material violation of the Company's written policies or codes of conduct related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or

(ix) the Executive's material breach of any material obligation under this Agreement, or the Company's written policies or codes of conduct, or any other written agreement between the Executive and the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice of the Company's intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such willful failure, in the Board's sole determination, within ten (10) of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is unable to be remedied;

For purposes of this provision, any act, or failure to act, based on a directive by the Board or CEO to the Executive or upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c) For purposes of this Agreement, "**Good Reason**" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i) a reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) a reduction in the Executive's Annual Bonus opportunity other than a general reduction in Annual Bonus that affects all similarly situated executives in substantially the same proportions;

(iii) any material breach by the Company of any material provision of this Agreement or the Restricted Stock Purchase Agreement; *provided, however*, that no termination for such Good Reason shall occur unless the Company: (i) has been provided with written notice, specifying such material breach in reasonable detail, and of the Executive's intention to terminate his employment for such Good Reason, and (ii) has failed to cure or correct such material breach, in the Board's sole determination, within ten (30) of receiving such notice, in accordance with Section 5.1(c)(vi) below;

(iv) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(v) a material, adverse change in the Executive's title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

(vi) The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within fifteen (15) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within one hundred twenty (120) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

5.2 Without Cause or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the following:

(a) a lump sum payment equal to the lesser of (i) the aggregate amount of Base Salary payable for the remainder of the Employment Term or (ii) an amount equal to 100% of the Executive's Base Salary for the year in which the Termination Date occurs, which shall be paid within ninety (90) days following the Termination Date;

(b) a payment equal to the amount of the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date (as determined in accordance with Section 5.5, assuming, solely for the purpose of this clause (b) that the Executive had remained employed by the Company as of the last day of the applicable fiscal year in accordance with Section 4.2(e)) occurs based on achievement of the applicable thresholds for each Annual Bonus. This amount shall be paid on the date that annual bonuses are paid to similarly situated executives;

5.3 Death or Disability.

(a) The Executive's employment hereunder shall terminate automatically on the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b) If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts; and

(ii) a lump sum payment equal to the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company's similarly situated executives.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, "**Disability**" shall mean a condition that entitles the Executive to receive long-term disability benefits under the Company's long-term disability plan, or if there is no such plan, the Executive's inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("**Notice of Termination**") to the other party hereto in accordance with Section 24. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c) The applicable Termination Date.

5.5 Termination Date. The Executive's "**Termination Date**" shall be:

(a) If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b) If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d) If the Company terminates the Executive's employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to thirty (30) days' Base Salary in lieu of such notice, which shall be paid if the Company so elects in a lump sum on the Executive's Termination Date and for all purposes of this Agreement, the Executive's Termination Date shall be the date on which such Notice of Termination is delivered;

(e) If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive's Termination Date shall be the date determined by the Company; and

(f) Upon the expiration of this Agreement.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a "separation from service" within the meaning of Section 409A.

5.6 Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Section **Error! Reference source not found.**, any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer subsequent to the Termination Date.

5.7 Resignation of All Other Positions. On termination of the Executive's employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.8 Release. The payment of the benefits described in Section 5 of this Agreement, other than the Accrued Amounts, is conditioned upon the delivery by the Executive to the Company of a signed and effective general full release of claims as provided by the Company; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company or as otherwise provided under this Agreement.

5.9 Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payments or benefits received in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the **"280G Payments"**) constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the **"Excise Tax"**), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.9 or otherwise) as if no Excise Tax had been imposed.

(b) All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the **"Tax Counsel"**) whose determinations shall be conclusive and binding on the Company and the

Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6. Conflicts of Interest. Executive represents, warrants and agrees that he is not presently engaged in, nor shall he during the term of his employment with the Company enter into, any employment or agency relationship or agreement with any third party whose interests would be reasonably expected to conflict with those of the Company. Executive further represents, warrants and agrees that he does not presently, nor shall he, during the term of his employment with the Company, possess any significant interest, directly or indirectly, including through Executive's family or through businesses, organizations, trusts, or other entities owned or controlled by Executive, in any third party whose interests would be reasonably expected to conflict with those of the Company. Executive will not engage in any other employment, consulting, or other business activity in conflict with the Company without the prior written consent of the Board. Without limiting the generality of the foregoing, Executive also represents, warrants, and agrees that:

(A) he is not subject to any agreement, including any confidentiality, non-competition or non-solicitation agreement, invention assignment agreement, or other restrictive agreement or covenant, whether oral or written, that would in any way restrict or prohibit his ability to enter into and execute the Agreement, perform his duties and responsibilities and provide his services under the Agreement, or abide by policies of the Company;

(B) he has respected and at all times in the future will continue to respect the rights of his previous employers in trade secret and confidential information;

(C) he has left with his previous employers all confidential documents, computer software programs, computer disks, client lists, CD's, DVD's, USB devices, and any other materials that are proprietary to his previous employers, has not taken copies of any such materials, and will not remove or cause to be removed any such materials or copies of any such materials from his previous employers;

(D) prior to leaving the employ of his most recent previous employer, the Executive did not advise any person who is doing business with his most recent previous employer of his decision to leave the employ of such employer or to become employed by the Company;

(E) the information Executive supplied to the Company in connection with Executive's application for employment with the Company is true, correct and complete; and

(F) without in any way limiting the Executive's duty of loyalty to the Company, so long as the Executive remains employed by the Company, any and all of the Company's business opportunities relating in any way to the business conducted by the Company, or reasonably anticipated to be conducted by the Company, from whatever source that the Executive may receive or otherwise become aware of through any means shall belong to the Company, and unless the Company specifically, after full disclosure by the Executive of each and any such opportunity, waives its right in writing, the Company shall have the sole right to act upon any of such business opportunities as the Company deems advisable.

7. Confidential Information. Executive acknowledges and agrees that:

(A) during the course of Executive's employment with the Company, Executive will learn about, will develop and help to develop, and will be entrusted in strict confidence with confidential and proprietary information and trade secrets that are owned by the Company and that are not available to the general public or the Company's competitors, including (1) its business operations, finances, balance sheets, financial projections, tax information, accounting systems, value of properties, internal governance, structures, plans (including strategic plans and marketing plans), shareholders, directors, officers, employees, contracts, client characteristics, idiosyncrasies, identities, needs, and credit histories, referral sources, suppliers, development, acquisition, and sale opportunities, employment, personnel, and compensation records and programs, confidential planning and/or policy matters, and/or other matters and materials belonging to or relating to the internal affairs and/or business of the Company, (2) information that the Company is required to keep confidential in accordance with confidentiality obligations to third parties, (3) communications between the Company, its officers, directors, shareholders, members, partners, or employees, on the one hand, and any attorney retained by the Company for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or his representation of the Company, on the other hand, and (4) other matters and materials belonging to or relating to the internal affairs and/or business of the Company, including information recorded on any medium that gives it an opportunity to obtain an advantage over its competitors who do not know or use the same or by which the Company derives actual or potential value from such matter or material not generally being known to other persons or entities who might obtain economic value from its use or disclosure (all of the foregoing being hereinafter collectively referred to as the "Confidential Information");

(B) the Company has developed or purchased or will develop or purchase the Confidential Information at substantial expense in a market in which the Company faces intense competitive pressure, and the Company has kept and will keep secret the Confidential Information;

(C) nothing in the Agreement shall be deemed or construed to limit or take away any rights or remedies the Company may have, at any time, under statute, common law or in equity or as to any of the Confidential Information that constitutes a trade secret under applicable law.

8. Confidentiality Covenants. To the extent that Executive developed or had access to Confidential Information before entering into the Agreement, Executive represents and warrants that he has not used for his own benefit or for the benefit of any other person or entity other than the Company, and Executive has not disclosed, directly or indirectly, to any other person or entity, any of the Confidential Information. Unless and until the Confidential Information becomes publicly known through legitimate means or means not involving any act or omission by Executive:

(A) The Confidential Information is, and at all times shall remain, the sole and exclusive property of the Company;

(B) except as otherwise permitted by the Agreement, Executive shall use commercially reasonable efforts to guard and protect the Confidential Information from unauthorized disclosure to any other person or entity;

(C) Executive shall not use for Executive's own benefit, or for the benefit of any other person or entity other than the Company, and shall not disclose, directly or indirectly, to any other person or entity, any of the Confidential Information; and

(D) Except in the ordinary course of the Company's businesses, Executive shall not seek or accept any of the Confidential Information from any former, present, or future employee of any of the Company.

9. Intellectual Property Rights.

(A) As used in the Agreement, the term "Inventions" means all procedures, systems, formulas, recipes, algorithms, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, discovered, conceived, reduced to practice, developed, made, or produced, or any improvements to them, and shall not be limited to the meaning of "invention" under the United States patent laws. Executive agrees to disclose promptly to the Company any and all Inventions, whether or not patentable and whether or not reduced to practice, conceived, developed, or learned by Executive during the Executive's employment with the Company or during a period of one hundred eighty (180) days after the effective date of termination of Executive's employment with the Company for any reason, either alone or jointly with others, which relate to or result from the actual or reasonably anticipated business, work, research, investigations, products, or services of the Company, or which result, to any extent, from use of the premises or property of the Company (each a "Company Invention"). Executive acknowledges and agrees that the Company is the sole owner of any and all property rights in all such Company Inventions, including the right to use, sell, assign, license, or otherwise transfer or exploit the Company Inventions, and the right to make such changes in them and the uses thereof as the Company may from time to time determine. Executive agrees to disclose in writing and to assign, and Executive hereby assigns, to the Company, without further consideration, Executive's entire right, title, and interest (throughout the United States and in all foreign countries) free and clear of all liens and encumbrances, in and to all such Company Inventions, which shall be the sole property of the Company, whether or not patentable. This Section 9 does not apply to any Inventions: (1) for which no equipment, supplies, facility, or Confidential Information of the Company were used; (2) that were developed entirely on Executive's own time; and (3) that do not relate at the time of conception or reduction to practice to the current business of the Company or its actual or demonstrably anticipated research or development, or which do not result from any work performed by Executive for the Company.

(B) Executive acknowledges and agrees that all materials of the Company, including slides, PowerPoint or Keynote presentations, books, pamphlets, handouts, audience participation materials and other data and information pertaining to the business and clients of the Company, either obtained or developed by Executive on behalf of the Company or furnished by the Company to Executive, or to which Executive may have access, shall remain the sole property of the Company and shall not be used by Executive other than for the purpose of performing under the Agreement, unless a majority of the Board (the "Majority Board") provides their prior written consent to the contrary.

(C) Unless the Majority Board otherwise agrees in writing, Executive acknowledges and agrees that all writings and other works which are copyrightable or may be copyrighted (including computer programs) which are related to the present or planned businesses of the Company and which are or were prepared by Executive during the Executive's employment with the Company are, to the maximum extent permitted by law, deemed to be works for hire, with the copyright automatically vesting in the Company. To the extent that such writings and works are not works for hire, Executive hereby disclaims and waives any and all common law, statutory, and "moral" rights in such writings and works, and agrees to assign, and hereby does assign, to the Company all of Executive's right, title and interest, including copyright, in such writings and works.

(D) Nothing contained in the Agreement grants, or shall be deemed or construed to grant, Executive any right, title, or interest in any trade names, service marks, or trademarks owned by the Company (all such trade names, service marks, and trademarks being hereinafter collectively referred to as the "Marks"). Executive may use the Marks solely for the purpose of performing his duties under the Agreement. Executive agrees that he shall not use or permit the use of any of the Marks in any other manner whatsoever without the prior written consent of the Majority Board.

(E) Executive further agrees to reasonably cooperate with the Company hereafter in obtaining and enforcing patents, copyrights, trademarks, service marks, and other protections of the Company's rights in and to all Company Inventions, writings and other works. Without limiting the generality of the foregoing, Executive shall, at any time during and after his employment with the Company, at the Company's reasonable request, execute specific assignments in favor of the Company, or its nominee, of Executive's interest in any of the Company Inventions, writings or other works covered by the Agreement, as well as execute all papers, render all reasonable assistance, and perform all lawful acts which the Company reasonably considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patents, trademarks, service marks, copyrights and other protections, and any applications for any of the foregoing, of the United States or any foreign country for any Company Inventions, writings or other works, and for the transfer of any interest Executive may have therein. Executive shall execute any and all papers and documents required to vest title in the Company or its nominees in any Company Inventions, writings, other works, patents, trademarks, service marks, copyrights, applications and interests to which the Company is entitled under the Agreement.

10. Remedies. Without limiting any of the other rights or remedies available to the Company at law or in equity, Executive agrees that any actual or threatened violation of any of the provisions of Sections 7 – 10, 13 and 14 may be immediately restrained or enjoined by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary, or final injunctions may be issued in any court of competent jurisdiction without notice and without bond. As used in the Agreement, the term "any court of competent jurisdiction" shall include the state and federal courts sitting, or with jurisdiction over actions arising, in New York County, in the State of New York the jurisdiction, venue, and convenient forum of which are hereby expressly CONSENTED TO by Executive and the Company, all objections thereto being expressly WAIVED by Executive and the Company. Notwithstanding anything to the contrary contained in the Agreement, the provisions of Sections 6 through 14 of the Agreement shall survive the termination of the term of Executive's employment with the Company for any reason.

11. Independent Covenants. The restrictive covenants and provisions contained in Sections 8 – 10, 13 and 14 shall be construed as agreements which are independent of any other provision of the Agreement or any other understanding or agreement between the parties, and the existence of any claim or cause of action of Executive against the Company, of whatsoever nature, shall not constitute a defense to the enforcement by the Company of the covenants contained in the Agreement. Executive agrees to indemnify and hold the Company harmless from and against any and all claims, demands, actions, losses, liabilities, costs, damages and expenses (including reasonable attorneys' fees and court costs) which the Company suffers, sustains, or incurs as a result of, in connection with or arising out of Executive's material breach of any of the provisions of the Agreement, or, in the event of a material breach by the Executive, the efforts of the Company to enforce the terms of the Agreement, including the restrictive covenants contained in the Agreement.

12. Maximum Enforcement. It is the desire of the parties that the provisions of Sections 8 through 14 of the Agreement be enforced to the fullest extent permissible under the laws and public policies in

each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of Sections 9, 10, 11, 12, 13 or 14 of the Agreement shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalid under such laws or public policies, such Section or Sections shall be deemed amended to delete therefrom such portion so adjudicated, such deletion to apply only with respect to the operation of such Sections or Sections in the particular jurisdiction so adjudicating on the parties and under the circumstances as to which so adjudicated and only to the minimum extent so required, and the parties shall be deemed to have substituted for such portion deleted words which give the maximum scope permitted under applicable law to such Section or Sections. In the event of litigation between Executive and the Company, Executive undertakes to and shall, upon request of the Company, stipulate in such litigation to any and all of the representations, warranties, and acknowledgments that Executive has made in the Agreement.

13. Return of Company Property. Upon the termination of Executive's employment with the Company for any reason:

(A) Executive shall not remove from the property of any of the Company, and shall immediately return to the Companies, all documentary or tangible Confidential Information in Executive's possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type, on any medium, of any of the Confidential Information; and

(B) Executive shall immediately return to the Company any and all other property belonging to or relating to the Company which has been in Executive's possession, custody or control, including any and all office keys, file keys, identification cards, security cards, credit cards, computer software and/or hardware, equipment, CD's, DVD's, USB devices, Company-business contact lists, client lists, vendor lists, mailing lists, personnel files, business records, correspondence, memoranda, and financial documents, and any material and other property which Executive prepared, or helped to prepare, or to which Executive had access, and any and all copies or recordings of and extracts from any such materials and other property.

14. <u>Non-Competition and Non-Solicitation.</u> Executive agrees that, without the prior express written consent of the Board, Executive shall not, directly or indirectly, prior to the expiration of two (2) years after Executive ceases to be employed by the Company (or any of the Affiliated Entities) for any reason, on his own account, or as an employee, consultant, adviser, partner, member, co-venturer, owner, manager, officer, director, or stockholder, of any other person or other entity:

(A) conduct, engage in, have any interest in, or aid or assist anyone else to conduct, engage in, or have an interest in, any business of the type conducted by the Company or reasonably anticipated to be conducted by the Company (the "**Business**");

(B) with regard to the Business, call on, solicit, or, accept business, employment, or engagement from, or provide services to, any of the clients of the Companies who Executive learned or developed Confidential Information regarding, or provided services to on behalf of any of the Companies, at any time during the twelve (12) month period prior to the termination of Executive's employment with the Company for any reason, unless the Executive can demonstrate that Executive had a previous business relationship in the Business with such client prior to and independent of Executive's employment with the Company; and

(C) (i) solicit for employment or engagement any Current Employee (as defined below) of the Company, (ii) hire, employ, or engage any Current Employee of any of the Company, or (iii) induce or influence, or seek to induce or influence, any Current Employee of the Company to

terminate his/her employment or engagement with the Company for any reason; provided that nothing in this Section 14 will prevent Executive from owning in the aggregate not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no participation in the management of such corporation. As used in the Agreement, a "**Current Employee**" is a person who, at the time of the solicitation, employment, engagement, inducement or influence, is employed by the Company, a person who was employed by the Company any time during the twelve (12) months prior to the time in question, or, at the time in question, is employed by a third party and assigned to work more than twenty (20) hours per week for the Company.

15. Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement or the Executive's employment, whether the claim arises in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

16. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of New York, county of Kings. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

18. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the President of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

19. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other

modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

20. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22. Section 409A.

22.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

22.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive's termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "**Specified Employee Payment Date**"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

22.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22.4 Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

23. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

24. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Intelligent Buying, Inc.
400 Seventh Avenue
Brooklyn, NY 11215
Attn: President

with a copy (which shall not constitute notice) to:

Costaldo Law Group P.C.
30 Wall Street, 8th Floor
New York, NY 10005
Attn: Evan J. Costaldo, Esq.

If to the Executive:

George V. Furlan
113 West 117th Street, #3
New York, NY 10026

with a copy (which shall not constitute notice) to:

Davis, Malm & D'Agostine, P.C.
One Boston Place, 37th Floor

Boston, MA 02108
Attn: Daniel T. Janis, Esq.

25. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

INTELLIGENT BUYING, INC.

By_______________________________
Name:
Title:

EXECUTIVE

Signature: George Furlan
Print Name: George V. Furlan